North America Structured Investments

J.P.Morgan

3yr Partial Principal at Risk Note linked to SX5E

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Minimum Denomination: $1,000

Index: EURO STOXX 50® Index

Pricing Date: January 31, 2019

Observation Date: January 26, 2022

Maturity Date: January 31, 2022

Participation Rate: At least 150.00%*

Additional Amount: $1,000 × Index Return × Participation Rate

Payment At Maturity:

If the Final Value is greater than the Initial Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 *plus* the Additional Amount.

If the Final Value is equal to or less than the Initial Value, your payment at maturity will be calculated as follows:

$1,000 + ($1,000 × Index Return)

In no event, however, will the payment at maturity be less than $950.00 per $1,000 principal amount note.

If the Final Value is less than the Initial Value, you may lose up to 5.00% of your principal amount at maturity.

You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co.

CUSIP: 48130WQZ7

Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48130WQZ7/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

* The actual Participation Rate will be provided in the pricing supplement and will not be less than 150.00%

**Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes.

The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

Hypothetical Total Returns**


Note Payoff at Maturity
Index Performance
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
Payment at Maturity
-40%
-20%
0%
20%
40%
Index Return

Index Return	Total Return on the Notes
65.00%	97.50%
45.00%	67.50%
20.00%	30.00%
10.00%	15.00%
5.00%	7.50%
1.00%	1.50%
0.00%	0.00%
-1.00%	-1.00%
-2.50%	-2.50%
-5.00%	-5.00%
-10.00%	-5.00%
-20.00%	-5.00%
-40.00%	-5.00%
-60.00%	-5.00%
-80.00%	-5.00%
-100.00%	-5.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com